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                                                                   Exhibit 10.37


REVISED
July 23, 2001

Scott Semel
54 Knobhill Street
Sharon, MA 02067

Dear Scott:

We are very pleased that you are considering joining us at Ascential Software. The purpose of this letter is to set forth our offer of employment. We propose that you begin employment with Ascential Software in the capacity of Vice President & General Counsel in our Westboro office, reporting to Peter Fiore, President of Ascential Software and Peter Gyenes, CEO of Ascential Software Corporation, with a starting date no later than August 20, 2001. You will also serve as our Company's Corporate Secretary. Three months from your start date of August 20, 2001 you will be eligible for salary and compensation review. This position will also include four weeks of vacation.

Your salary, computed on an annual basis beginning on the date you become an employee of the Company is $200,000, which will be paid, in equal semi-monthly installments of $8333.00. You will be covered under our company health, dental, life and long-term disability insurance benefit plans, effective on the first day of your employment. Insurance programs are subject to change by the Company without notice. Ascential Software also offers a 401(k) retirement savings program with immediate enrollment eligibility. You will also participate in the Executive Incentive Compensation Plan (EICP) at a rate of 35%. Should a Change In Control (CIC) occur that also results in your termination or constructive discharge, the vesting and exercise period for these 125,000 stock options will be continued for one year beyond your termination date. Severance pay in the amount of one years' base and on target earnings (EICP @ 35%) shall be paid should a CIC, with resulting termination or constructive discharge, occur.

In addition to your base salary above, you will be recommended for a nonqualified stock option under the Ascential Software Corporation Employee Stock Option Plan to acquire 125,000 shares of the common stock of Ascential Software Corporation. Options are granted to Ascential employees on the 15th Ascential U.S. business day of each month ("the Grant Date"). If this option is granted to you, it will be granted on the Grant Date occurring in the month following the month in which your employment commences. You, of course, will be under no obligation to exercise any stock options, which may be granted to you.

This offer of employment is contingent upon the following:

         -        Your signing of the Company's Employee
                  Confidential/Ownership/Nonsolicitation Agreement, in the form attached.

         -        Your acceptance of this offer by signing this letter below.

         -        Your signing of the enclosed W-4 form.

         - Within your first day of employment, you must provide for examination proof of your legal right to work in the United States and complete the Immigration Form I-9 as required by the U.S. Immigration and Naturalization Service. These include either 1) a U.S. passport, a U.S. certificate of citizenship, a U.S. certificate of naturalization, an unexpired foreign passport with attached employment authorization or an alien registration card with photograph; OR 2) a state driver's license, a state I.D. card, a U.S. military card AND a Social Security card or a U.S. birth
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July 20, 2001
Page 2
Scott Semel

                  certificate. If you do not have proof of identification on the first day of employment, you will be sent home to obtain the documents. You will not be placed on the payroll until this form is completed by a Company representative. If for any reason you are unable to provide proof of your identity as well as your legal right to work in the United States within the first three days, the Company may terminate your employment. From time to time after your first day of employment, you may be asked to provide proof of your identity as well as your legal right to work in the United States. Employment may be contingent upon approval of an Export License granted by the U.S. Department of Commerce, if required.


This offer of employment is for employment "at will", which means that it is not for any specific period of time and your employment may be terminated with or without cause by yourself or the Company at any time and for any reason.

As an employee of Ascential Software, you also agree to comply with company policies, procedures and standards of conduct that may be established by the Company.

This offer of employment contains all of the terms and conditions of your employment with the Company and supersedes any and all prior, oral or written representations or agreements made by anyone employed by, or associated with, the Company.

The terms of this offer, if accepted, will become your terms of employment and can only be added to or modified by a written document signed by the Vice President of Human Resources, Human Resources Director or the President of the Company.

Please be advised that this offer of employment is valid only to 7 business days. Please acknowledge your acceptance by signing and dating this letter and returning it to before 7 business days. In addition, please complete and return all of the enclosed new hire forms to the Human Resources Staffing Department prior to beginning your employment or no later than 3 days after your date of hire. Enclosed for your convenience in returning the offer letter and related material is a self-addressed envelope. Please bring all of your new hire paperwork, required identification, Non-Disclosure Agreement with you on your first day of employment for verification and witnessing by your manager.

Scott, we are very excited at the prospect of you joining our executive team. Your industry expertise and leadership competencies will be a wonderful attribute to Ascential. Should you have any questions regarding this offer, please call Eileen Bergquist at (508) 366-3888 X3215.

Sincerely,

/s/ Eileen Bergquist

Eileen Bergquist - VP Human Resources

Enclosures
AGREED ON THE  25th DAY OF July, 2001

ANTICIPATED START DATE: August 20, 2001

SIGNED: /s/ Scott Semel